EXHIBIT 99.1









                   SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D. C.  20549


                                FORM 11-K


           [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
           SECURITIES AND EXCHANGE ACT OF 1934 [FEE REQUIRED]
               for the fiscal year ended November 30, 1995
                                   OR
         [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
          SECURITIES AND EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
            for the transition period from _______ to _______
                     Commission file number 2-79636

                  HOURLY EMPLOYEES' STOCK PURCHASE PLAN

                         CHESAPEAKE CORPORATION
                          1021 East Cary Street
                             P. O. Box 2350
                      Richmond, Virginia  23218-2350
                  HOURLY EMPLOYEES' STOCK PURCHASE PLAN

Administration of the Plan:
     The Plan is administered by the Hourly Employees' Stock Purchase Plan Committee (the "Committee") under the direction of the Board of Directors of Chesapeake Corporation (the "Corporation"). The present members of the Committee, of which Thomas A. Smith is Chairman, are:
                       Name                       Address
                Thomas A. Smith (1)        Richmond, Virginia  23218

                J. P. Causey Jr. (2)       Richmond, Virginia  23218

                Andrew J. Kohut (3)        Richmond, Virginia  23218

          (1)   Mr. Smith is Vice President - Human Resources &
                Assistant Secretary of the Corporation.

          (2)   Mr. Causey is Senior Vice President, Secretary &
                General Counsel of the Corporation.

          (3) Mr. Kohut is Group Vice President - Finance & Strategic Development & Chief Financial Officer of the
                Corporation.

Committee members are appointed by and serve at the pleasure of the Board of Directors of the Corporation. Committee members are employees of the Corporation and receive no additional compensation for serving on the Committee. The Plan provides that the Corporation will indemnify members of the Committee to the same extent and on the same terms as it indemnifies its officers and directors by reason of their being officers and directors.

Financial Statements and Exhibits:
(a)     Financial statements:
    Hourly Employees' Stock Purchase Plan:
     Balance Sheet
     Statement of Changes in Plan Equity

     (b) Exhibits:
       See Exhibit 23.1 to the Chesapeake Corporation Annual
       Report on Form 10-K for the year ended December 31, 1995 for consent of independent accountants.












                             SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the members of the Committee have duly caused this annual report to be signed by the undersigned hereunto duly authorized.

                           HOURLY EMPLOYEES' STOCK PURCHASE PLAN



                           By: /s/ Thomas A. Smith
                               Thomas A. Smith,
                               Chairman of the Committee


March 11, 1996





































Report of Independent Accountants

To the Hourly Employees' Stock
Purchase Plan Committee:

      We have audited the balance sheet of the Hourly Employees' Stock Purchase Plan (the "Plan") of Chesapeake Corporation and participating subsidiaries as of November 30, 1995 and 1994, and the related statement of changes in plan equity for each of the three years in the period ended November 30, 1995. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Plan as of November 30, 1995 and 1994, and the changes in plan equity for each of the three years in the period ended November 30, 1995, in conformity with generally accepted accounting principles.




                                    /s/ Coopers & Lybrand L.L.P.
                                    Coopers & Lybrand L.L.P.



      Richmond, Virginia
      January 29, 1996
























HOURLY EMPLOYEES' STOCK PURCHASE PLAN OF CHESAPEAKE CORPORATION AND
PARTICIPATING SUBSIDIARIES
BALANCE SHEET
November 30, 1995 and 1994
                                                 1995       1994
Asset:
Funds held by Chesapeake Corporation
 and participating subsidiaries
(Note 3)                                        $12827     $12900

Plan equity                                     $12827     $12900


STATEMENT OF CHANGES IN PLAN EQUITY
for the years ended November 30, 1995, 1994 and 1993

                                            1995         1994       1993
Contributions:
  Employees                              $1,217,129   $1,145,546   $1,063,957
  Employer:  $586,903 in 1995,
           $546,775 in 1994, and
           $510,826 in 1993; less
           withheld taxes of $240,413,
           $213,046 and $165,268,
           respectively                     346,490      333,729      345,559
                                          1,563,619    1,479,275    1,409,516

Deductions:
  Purchase and distribution to participants
  at year end of 52,112 shares in 1995($29.4375 per share),
  46,937 shares in 1994($30.6438 per share),and 60,012
  shares in 1993($23.013 per share) of common stock of
  Chesapeake Corporation (Note 1)         1,534,045    1,438,325    1,381,024
  Refunds to employees withdrawing
    from the Plan attributable to:
  Employees' contributions for
   the year                                  25,171       27,344       23,917
  Employees' account balances at
   beginning of year                            685          535          492
                                          1,559,901    1,466,204    1,405,433

Net transfers to Salaried Employees'
 Stock Purchase Plan                          3,791        9,463        2,694
                                          1,563,692    1,475,667    1,408,127

  Increase (decrease) in plan
   equity                                       (73)       3,608        1,389

Plan equity, beginning of year               12,900        9,292        7,903

  Plan equity, end of year               $   12,827   $   12,900   $    9,292

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS

1. Description of the Plan:

The stockholders of Chesapeake Corporation (the "Corporation") have approved the Hourly Employees' Stock Purchase Plan (the "Plan") and reserved a total of 900,000 shares of the Corporation's common stock for sale to eligible hourly employees of the Corporation and participating subsidiaries
(the "Employer").

Participants in the Plan, which became effective in December 1982, are permitted to invest up to 5% of their basic compensation. The Employer contributes to the Plan, as of the end of the Plan Year (see Note 2), a percentage
(generally 30% to 50%) of the participant's contribution reduced by amounts required to be withheld under income tax, F.I.C.A. and comparable laws.
The combined amount becomes available to purchase from the Corporation shares of its common stock at a price equal to the average of the closing prices of such common stock on the New York Stock Exchange (composite tape) for the 20 consecutive trading days immediately preceding the last day of the Plan Year. The funds held by the Employer at the end of the year represent the remaining amounts in participants' accounts after the purchase of whole shares as the Plan does not provide for the purchase of fractional shares.
A participant may terminate his participation in the Plan at any time. Upon termination, the Employer will return his contributions and the participant will forfeit all rights to any contribution would have made at the end of the plan year.

As of November 30, 1995, 607,644 shares (52,112 shares in the current year and 555,532 in prior years) of the Corporation's common stock had been issued under the Plan and 292,356 shares were available for future issuance.

2. Plan Year:
The fiscal year of the Plan ("Plan Year") ends each November 30.

3. Funds Held by Chesapeake Corporation and Participating Subsidiaries:
Funds received or held by the Employer with respect to the Plan may be used for any corporate purpose; therefore, the Plan does not prevent the Employer from creating a lien on these funds.

4. Taxes and Expenses:
The Employer's contribution, when made to the Plan, is taxable to a participant as ordinary income. Purchases of stock by the Plan result in no gain or loss to the participant; therefore, no tax consequences are incurred by a participant upon receipt of stock purchased under the Plan. Sale by a participant of shares acquired under the Plan will result in a gain or loss in an amount equal to the difference between the sale price and the price paid for the stock acquired pursuant to the Plan. The Plan is not subject to income taxes.

Expenses of administering the Plan are borne by the Employer.







NOTES TO FINANCIAL STATEMENTS, Continued


5.      Contributions to the Plan:

Contributions (net of withheld taxes) were as follows:

                          1995                1994                1993
              Employer  Employees  Employer   Employees  Employer  Employees
Chesapeake
 Corporation
  Subsidiaries:
Chesapeake
 Packaging Co.$ 95,051   $  336,233  $ 96,776  $  296,295 $ 88,700  $  260,356
Chesapeake
 Forest
  Products
     Company    12,854       59,246    14,342      65,107   17,014      62,880
Chesapeake
 Paper Products
     Company   238,585      821,650   222,611     784,144  239,845     740,721

 Totals       $346,490   $1,217,129  $333,729  $1,145,546 $345,559  $1,063,957